UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 31, 2007

Date of Report (Date of earliest event reported)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13647 (Commission File Number)	73-1356520 (I.R.S. Employer Identification No.)

5330 East 31st Street, Tulsa, Oklahoma 74135

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (918) 660-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 5, 2007, Dollar Thrifty Automotive Group, Inc. (the “Company”) issued a press release indicating that it will restate certain of its historical financial statements and discussing the restatement described in Item 4.02 (a) below. A copy of the press release regarding the restatement is attached hereto as Exhibit 99.35.

ITEM 4.02 (a)	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A

RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

On January 31, 2007, management of the Company recommended and the Audit Committee of the Board of Directors concluded that the Company’s financial statements from fiscal year 2001 through the third quarter of fiscal year 2006, as well as the related reports of the Company’s independent registered public accounting firm, should no longer be relied upon as a result of an accounting error in those financial statements related to the Company’s derivative accounting treatment under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”). The Company will be filing an amendment to its Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 Annual Report”), to amend and restate financial statements and other financial information for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, and for each of the quarters in the years ended December 31, 2005 and 2004. In addition, the Company will be filing amendments to its Quarterly Reports on Form 10-Q for each of the periods ended September 30, 2006, June 30, 2006, and March 31, 2006, to amend and restate financial statements for the first three quarters of 2006 (“2006 Quarterly Reports”).

The Company entered into interest rate swap agreements in connection with its asset-backed note issuances to reduce its exposure to market risks from fluctuating interest rates. The Company accounted for its derivative instruments in accordance with SFAS No. 133. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivatives’ fair value be recognized currently in earnings unless specific hedge accounting criteria are met. From inception of the Company’s hedge program in 2001, it applied a method of cash flow hedge accounting under SFAS No. 133 to account for the interest rate swap transactions that allowed it to assume the effectiveness of such transactions, called the “short-cut” method. The Company recently concluded that its interest rate swap transactions did not qualify for the “short-cut” method under SFAS No. 133 in prior periods because of certain prepayment clauses contained in the documents relating to the asset-backed note issuances. Therefore, fluctuations in the derivatives’ fair value should have been recorded through the income statement instead of through other comprehensive income (loss), which is a component of stockholders’ equity. The inability to qualify for hedge accounting results in significant volatility in the Company’s reported net income and earnings per share. However, there is no overall effect on operating cash flows as a result of the above referenced restatement. Although management believes that the interest rate swap transactions would have qualified for hedge accounting under the “long-haul” method, hedge accounting under SFAS No. 133 is not allowed retrospectively because the hedge documentation required for the “long-haul” method was not in place at the inception of the hedge. The Company expects that future interest rate swap transactions will qualify for hedge accounting under the “long-haul” method and thus be reflected in the balance sheet in other comprehensive income (loss).

The Company also identified an error in its estimated effective state income tax rate, which has resulted in a cumulative overstatement of the net deferred state tax liability of approximately $5 million at December 31, 2005. The Company will correct this error in the amendment to its 2005 Annual Report and its 2006 Quarterly Reports.

Additionally, management has determined that as a result of the restatement of the financial statements for the above referenced periods, management’s prior conclusion on the effectiveness of internal control over financial reporting as of December 31, 2005, and management’s evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures for the 2005 Annual Report and the 2006 Quarterly Reports should be amended. Management determined that a material weakness, as defined by the Public Company Accounting Oversight Board (United States), existed relating to its assessment of the ability to continue to use the “short-cut” method under SFAS No. 133 as of September 30, 2006, June 30, 2006, March 31, 2006 and December 31, 2005. Management also determined that a material weakness existed related to management’s periodic assessment of the methodology used for estimating the deferred state tax liability as of December 31, 2005.

Management and the Audit Committee have discussed the matters disclosed in this Form 8-K with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit No.	Description

99.35	Press release reporting previous filings to be restated for accounting under SFAS No. 133 issued by Dollar Thrifty Automotive Group, Inc. on February 5, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Registrant)

February 5, 2007	By:	/s/ STEVEN B. HILDEBRAND
Steven B. Hildebrand
Senior Executive Vice President, Chief Financial
Officer, Principal Financial Officer and Principal
Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.35	Press release reporting previous filings to be restated for accounting under SFAS No. 133 issued by Dollar Thrifty Automotive Group, Inc. on February 5, 2007

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